Exhibit 8.1

September [ ], 2023

Generation Income Properties, Inc. 401 East Jackson Street, Suite 3300 Tampa, Florida 33602

Re:	Opinion of Foley & Lardner LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Generation Income Properties, Inc., a Maryland corporation (the “Company”), with respect to certain United States federal income tax matters in connection with the filing of its registration statement on Form S-11 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to (i) the distribution of [ ] shares of common stock, $0.01 par value per share (“Common Stock”) of the Company (the “Distribution Shares”) by Modiv Operating Partnership, L.P., a Delaware limited partnership (“Modiv OP”) to the holders of units of Modiv OP, including Modiv Inc., now known as Modiv Industrial, Inc., a Maryland corporation (“Modiv”), and the subsequent distribution by Modiv to the holders of its common stock and (ii) the offer and sale, from time-to-time by the Selling Shareholders identified in the Registration Statement of up to [ ] shares of Common Stock (the “Resale Shares”). The Distribution Shares and the Resale Shares (collectively referred to herein as the “Shares”) are issuable to Modiv OP upon the redemption by the Company of 2,400,000 shares of the Company’s Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), as described in the Registration Statement, in a private placement transaction exempt from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. In connection with the Registration Statement, we have been asked to provide an opinion regarding the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)1; and (ii) the accuracy and fairness of the discussion in the Registration Statement under the caption “Material Federal Income Tax Considerations.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Registration Statement (including exhibits and schedules thereto); (2) the Articles of Incorporation of the Company, as amended through the date hereof; and (3) the Agreement of Limited Partnership of Generation Income Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), dated March 23, 2018, and any amendments thereto through the date hereof. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of the Company, in the Company’s own capacity and in its capacity as the general partner of the Operating Partnership, in a letter to us (the “Officer’s Certificate”) (collectively, the Officer’s Certificate, and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

[1]	Unless otherwise stated, all section references herein are to the Code.

In our review, we have assumed, with the consent of the Company and the Operating Partnership, that (i) all of the factual representations, covenants and statements set forth in the Transaction Documents are true, complete and correct in all material respects, (ii) all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms; (iii) the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents; and (iv) the Company and the Operating Partnership have valid legal existences under the laws of the states in which they were formed and have operated in accordance with the laws of such states. We have, consequently, assumed and relied on your representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificate and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion and that any representation of fact made “to the knowledge of” or similarly qualified is correct without such qualification. To the extent the representations and covenants speak to the intended ownership or operations of the Company or the Operating Partnership, we have assumed that the Company or Operating Partnership, as the case may be, will in fact be owned and operated in accordance with such stated intent. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or representations in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the legal capacity of signatories, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. For documents that have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Based upon, and subject to, the foregoing assumptions and qualifications and the discussion below, we are of the opinion that:

1.

For each of its taxable years beginning with its taxable year ended December 31, 2021, the Company has been organized and operated in conformity with requirements for qualification and taxation as a REIT under the Code, and the Company’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending on December 31, 2023, and thereafter.

2.

The discussion in the Registration Statement under the caption “Material Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is correct in all material respects and fairly summarizes the U.S. federal income tax considerations that are likely to be material to a holder of the Company’s Common Stock, subject to the qualifications set forth therein.

We express no opinion on any issue relating to the Company, the Operating Partnership or the discussion in the Registration Statement under the caption “Material Federal Income Tax Considerations” other than as expressly stated above.

We undertake no obligation to update this opinion, or to ascertain after the date hereof, whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the Internal Revenue Service (“IRS”), and court decisions.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership, and the Company’s utilization of any and all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) and the provision included in Section 856(c)(4) (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require amending prior year tax returns and/or the payment of an excise tax and/or penalty tax (either of which could be significant in amount) in order to maintain its REIT qualification. Foley & Lardner LLP will not review the Company’s compliance with the REIT requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

The foregoing opinions are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS. The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is rendered to you for your use in connection with the Registration Statement and may be relied upon solely by you and acquirors of the shares of Common Stock pursuant to the Registration Statement, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement and to the use of these opinions for filing as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours, DRAFT FOLEY & LARDNER LLP